EXHIBIT 5
                                                                      ---------


                       PARKER CHAPIN FLATTAU & KLIMPL, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                              Tel.: (212) 704-6000
                               Fax: (212) 704-6288




                                December 6, 1999



Imaging Technologies Corporation
15175 Innovation Drive
San Diego, California 92128-3401

                  RE:      IMAGING TECHNOLOGIES CORPORATION
                           --------------------------------

Dear Sir or Madam:

                  We have acted as counsel to Imaging Technologies Corporation (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the offering of up to 1,500,000 shares of common stock, par value $.005 per share, (the "Common Stock"), to employees and directors of, and consultants to, the Company or any parent or subsidiary of the Company upon the exercise of options which have been, or may from time to time be, granted by the Company under the Company's 1998 Stock Option Plan (the "Plan"), and such additional indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the Plan.

               In rendering the opinions expressed below, we have examined the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, and minutes of the corporate proceedings of the Company relating to the Plan. In addition, we have examined and relied upon such other matters of law and certificates of public officials and such other documents as we have deemed relevant to the rendering of this opinion. We have not examined each option contract in respect of options granted under the Plan. We have, however, examined the form of option contract which the Company has advised us is the form of option contract used by it under the Plan. We have been informed by the Company that each option contract between the Company and option holders under the Plan is substantially in the form of the option contract we have examined. In all of our examinations, we have assumed the accuracy of all information furnished to us, the genuineness of all documents, the conformity to originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies and the genuineness of all signatures on all such documents.

                  Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

                                                             --------

               Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions other than as to the applicable laws of the State of New York and the United States of America and the General Corporation Law of the State of Delaware

               Based upon and subject to the foregoing, we are of the opinion that the shares of the Company's Common Stock to be issued pursuant to the exercise of options granted or to be granted under the Plan will be, when issued pursuant to the provisions of the Plan, legally issued, fully paid and non-assessable.

               We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,


                                    /s/ PARKER CHAPIN FLATTAU & KLIMPL, LLP
                                    -----------------------------------------
                                        PARKER CHAPIN FLATTAU & KLIMPL, LLP